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                                                                    EXHIBIT 10.9


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is made as of March 1, 2000, effective as of January 1, 2000 (the "Effective Date"), by and between NEWMARK HOME CORPORATION, a Nevada corporation (the "Employer"), and MIKE BECKETT, an individual residing in Missouri City, Texas (the "Employee").

                                    RECITALS

The Employer, its divisions, subsidiaries, and other affiliated entities are primarily engaged in the business of constructing single-family residences. The Employer and the Employee entered into an Employment Agreement dated January 1, 1998 (the "Employment Agreement"), the intent and purpose being to specify the terms and conditions of Employee's employment with the Employer. The Employer and the Employee desire to amend the terms and conditions of the employment with the Employer and hereby enter into this Agreement as of the Effective Date.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "Agreement"--the Employment Agreement, as amended from time to time, including this Agreement.

         "Base Salary"--as defined in Section 3.1(a).

         "Basic Compensation" means Base Salary and Benefits.

         "Benefits"--as defined in Section 3.1(b).

         "Board of Directors" means the board of directors of the Employer.

         "Confidential Information" means any and all intellectual property of the Employer (or any of its affiliates), including but not limited to:

          (a) trade secrets concerning the business and affairs of the Employer (or any of its affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and



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               source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

          (b) information concerning the business and affairs of the Employer (or any of its affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

          (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its affiliates) containing or based, in whole or in part, on any information included in the foregoing.

         "Disability"-- as defined in Section 4.2.

         "Effective Date" means the date stated in the first paragraph of this Agreement or, if applicable for the period prior to January 1, 2000, the Effective Date set forth in the Employment Agreement.

         "Employee Invention" means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employment Period or at any time prior to the Employment Period that Employee was an employee of Employer, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Employer, that is based upon or uses Confidential Information.

         "Employment Period" means the term of the Employee's employment under this Agreement.

         "Fiscal Year" means the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

         "For cause"--as defined in Section 4.3.

         "Person" means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, business trust, association, organization, or governmental body.

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         "Post-Employment Period"-- as defined in Section 5.2.

2.       EMPLOYMENT TERMS AND DUTIES

2.1      EMPLOYMENT

         The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2      TERM

         The term of the Employee's employment with Employer pursuant to the Employment Agreement commenced on January 1, 1998 and shall continue pursuant to this Agreement on the Effective Date and end on December 31, 2003, unless terminated earlier in accordance with the provisions of Section 4 herein. Employer and Employee may extend the term of this Agreement by execution of a written amendment hereto, setting forth the terms of such extension. If the parties fail to execute such written amendment, but the employment relationship has continued by mutual consent, then the terms of such employment shall be deemed to be on a month-to-month basis.

2.3      DUTIES

         The Employee served as Senior Vice President of the Employer until December 31, 1999 and will serve as Executive Vice President - Purchasing/Product Development for the Employer as of January 1, 2000 and for the remaining term of this Agreement and will have such duties as are assigned or delegated to the Employee by the Chief Executive Officer of Employer, the Chief Executive Officer's designee, or Employee's immediate supervisor. The Employee will devote his full business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the management and Board of Directors of Employer in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement. If the Employee is elected an officer of any of Employer's affiliates, the Employee will fulfill his duties as such officer without additional compensation.

3.       COMPENSATION

         The compensation and other benefits payable to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee for the Employer, its divisions, subsidiaries and other affiliated entities.

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3.1      BASIC COMPENSATION

         (a) The Employee will be paid an annual salary as set forth below ("Base Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly.


                            Calendar Year                   Base Salary
                            -------------                   -----------
                            1998                            $155,000
                            1999                            $170,000
                            2000                            $210,000
                            2001                            $240,000
                            2002                            $270,000
                            2003                            $300,000

         (b) The Employee will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, hospitalization, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans (collectively, the "Benefits").

         (c) Employee will be eligible to participate in an annual bonus plan, which will be consistent with previous bonus plans, except as agreed to between Employee and Employer at the beginning of each calendar year (the "Bonus Plan").

4.       TERMINATION

4.1      EVENTS OF TERMINATION

         The Employment Period, the Employee's Basic Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 4):

         (a)      upon the death of the Employee;

         (b) upon the disability of the Employee (as defined in Section 4.2) immediately upon notice from either party to the other;

         (c) for cause (as defined in Section 4.3), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify; or

         (d)      on December 31, 2003.

4.2      DEFINITION OF DISABILITY

         For purposes of Section 4.1, the Employee will be deemed to have a "disability" if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under this Agreement for 120 consecutive days, or 180 days during any twelve (12) month period, as determined in accordance with this Section 4.2. The disability of the Employee will be determined by a medical doctor selected by

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         written agreement of the Employer and the Employee upon the request of either party by notice to the other. If the Employer and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two (2) medical doctors will select a third medical doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 4.2 will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 4.2, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in the Employee's stead, under this Section 4.2, for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 4.2.

4.3      DEFINITION OF "FOR CAUSE"

         For purposes of Section 4.1, the phrase "for cause" means: (a) the commission of fraud, theft, embezzlement, or similar malfeasance involving moral turpitude or the conviction of, or plea of nolo contendere to, any felony; (b) gross negligence, nonfeasance, dishonesty, willful misconduct or substantial failure to perform employment duties in a manner consistent with normal standards of job performance after prior evaluation and warning related to such standards of job performance; or (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer.

4.4      TERMINATION PAY

         Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 4.4, and in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer. For purposes of this Section 4.4, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee's estate.

         (a) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Employee will be entitled to receive his accrued, but unpaid, Base Salary only through the date such termination is effective. If the Employer terminates this Agreement for cause, as defined in
                  Section 4.3(a) or 4.3(c), Employee shall forfeit his rights to any payment under any Bonus Plan in which Employee participated at the time of termination, whether or not payments under such Bonus Plan have been accrued by Employer. If the Employer terminates this Agreement for cause, as defined in Section 4.3(b), Employee shall be entitled to receive a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based. Employee shall not be released from the covenants contained in Section 5 hereof.

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         (b)      Termination upon Disability. If this Agreement is terminated by either party as a result of the Employee's disability, as determined under Section 4.2, the Employer will pay the Employee (i) his Base Salary through the remainder of the calendar month during which such termination is effective and
                  (ii) a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based.

         (c) Termination upon Death. If this Agreement is terminated because of the Employee's death, the Employee's estate will be entitled to receive (i) his Base Salary through the end of the calendar month in which his death occurs and (ii) a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based.

         (d) Termination on December 31, 2003. If on December 31, 2003, this Agreement terminates because the parties have not extended the Term (as provided in Section 2.2 hereof), the Employee shall be entitled to receive (i) any unpaid Base Salary accrued through December 31, 2003, and (ii) a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual months worked by the Employee during the fiscal year on which the Bonus Plan is based. Employee shall not be released from the covenants contained in Section 5 hereof; provided however, that Employer shall pay Employee an amount equal to one year's Base Salary. Such amount shall be payable in twelve (12) equal monthly installments, determined by dividing Employee's Base Salary, on the last day of Employee's employment with Employer, by 12, with the first such installment being due and payable on the last day of Employee's employment with Employer, and the remaining installments being due and payable on the same date in each succeeding month. Employer shall have the right, at any time, to release Employee from the covenants contained in
                  Section 5 hereof, at which time Employee's right to receive and Employer's obligation to make any installment payment shall terminate.

         (e) Termination after December 31, 2003. In the event Employer and Employee agree to continue Employee's employment with Employer after December 31, 2003, pursuant to the terms of
                  Section 2.2 hereof, such employment shall be continued, unless otherwise agreed in writing, on a month-to-month basis and on the same terms and conditions as set forth herein, and may be terminated by Employer (i) at any time upon thirty (30) days notice, or (ii) immediately, provided that Employer shall pay Employee in a lump sum, an amount equal to one (1) month's Base Salary. Employee shall be entitled to receive a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual months worked by the Employee during the fiscal year on which the Bonus Plan is based. Employee shall not be released from the covenants contained in Section 5 hereof, provided however, that Employer shall pay Employee an amount equal to one year's Base Salary. Such

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                  amount shall be payable in twelve (12) equal monthly
                  installments, determined by dividing Employee's Base Salary, on the last day of Employee's employment with Employer, by 12, with the first such installment being due and payable on the last day of Employee's employment with Employer, and the remaining installments being due and payable on the same date in each succeeding month. Employer shall have the right, at any time, to release Employee from the covenants contained in Section 5 hereof, at which time Employee's right to receive and Employer's obligation to make any installment payment shall terminate.

                  In the event that Employer terminates Employee for cause, as defined in Section 4.3, then the provisions of this Section 4.4(e)(i) and (ii) shall not apply, and Employee will be entitled to receive only his accrued, but unpaid, Base Salary through the date such termination is effective and Employee shall not be released from the covenants contained in Section 5 hereof. If the Employer terminates this Agreement for cause, as defined in Section 4.3(a) or 4.3(c), Employee shall forfeit his rights to any payment under any Bonus Plan in which Employee participated at the time of termination, whether or not payments under such Bonus Plan have been accrued by Employer. If the Employer terminates this Agreement for cause, as defined in Section 4.3(b), Employee shall be entitled to receive a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based.

         (f) Benefits. The Employee's accrual of, or participation in plans providing for, Benefits, will cease at the effective date of the termination of this Agreement, except as otherwise specifically provided in writing in the documentation for any such Benefit. The Employee will not receive, as part of his termination pay pursuant to this Section 4, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement, unless Employer's written personnel policies provide otherwise.

5.       NON-COMPETITION AND NON-INTERFERENCE

5.1      ACKNOWLEDGMENTS BY THE EMPLOYEE

         The Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, and (b) the provisions of this Section 5 are reasonable and necessary to protect the goodwill and other business interests of Employer.

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5.2      COVENANTS OF THE EMPLOYEE

         In consideration of the acknowledgments by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly:

         (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period (as defined below), without the express prior written consent of Employer (as authorized by its board of directors), as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in any business of siting, permitting, developing, constructing, or selling single-family homes in
                  (i) the following counties in the State of Texas: (1) Harris County and all contiguous counties, (2) Travis County and all contiguous counties, (3) Bexar County and all contiguous counties, (4) Dallas County and all contiguous counties, and
                  (5) any county in which Employer has homebuilding activity during the Employment Period, and (ii) the following counties in the State of Tennessee: (1) Williamson County and all contiguous counties, and (2) any county in which Employer engages in business during the Employment Period; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under
                  Section 12(g) of the Securities Exchange Act of 1934;

         (b) whether for the Employee's own account or for the account of any other person, at any time during the Employment Period (except for the account of Employer and its affiliates) and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Employee to be a customer of the Employer, whether or not the Employee had personal contact with such person during and by reason of the Employee's employment with the Employer;

         (c) whether for the Employee's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer, or in any manner induce, or attempt to induce, any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and Post Employment Period, interfere with the Employer's relationship with any person, including any person, who at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer; provided, however, that nothing in this Section 5.2(c)(ii) shall preclude Employee from soliciting or employing any person, who was employed by Employer, after six (6)

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                  months have lapsed from the last date of the former
                  employee's employment with Employer; or

         (d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, parents, affiliates, directors, officers, employees, or agents.

         The term "Post-Employment Period" means the one (1) year period beginning on the date of termination of the Employee's employment with the Employer.

         If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that
         (i) the geographic limitations are reasonable; (ii) the one (1) year term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer.

         The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

         The Employee will, while the covenant under this Section 5.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Employee's employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

6.       NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

6.1      ACKNOWLEDGMENTS BY THE EMPLOYEE

         The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.


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




6.2      AGREEMENTS OF THE EMPLOYEE

         In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

         (a)      Confidentiality.

                  (i) During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

                  (iv) The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or used in Employer's business (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

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         (b)      Employee Inventions. Each Employee Invention will belong
                  exclusively to the Employer. The Employee acknowledges that all of the Employee's writing, works of authorship and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

                  (i)      disclose to the Employer in writing any Employee
                           Invention;

                  (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Employee's right to the Employee Invention for the United States and all foreign jurisdictions;

                  (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                  (iv) sign all other papers necessary to carry out the above obligations; and

                  (v) give testimony and render any other assistance but without expense to the Employee in support of the Employer's rights to any Employee Invention.

6.3      DISPUTES OR CONTROVERSIES

         The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7.       GENERAL PROVISIONS

7.1      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

         The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 and 6) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain

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

         injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Without limiting the Employer's rights under this Section 7 or any other remedies of the Employer, if the Employee breaches any of the provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

7.2      COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS

         The covenants by the Employee in Sections 5 and 6 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

         The Employee's covenants in Sections 5 and 6 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in Sections 5 or 6.

         If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 5 and 6.

7.3      LEGAL RECOURSE

         Employee further agrees that these covenants are made to protect the legitimate business interests of the Employer. Employee understands as a part of these covenants that the Employer intends to exercise whatever legal recourse against him for any breach of this Agreement and in particular, for any breach of these covenants.

8.       GENERAL PROVISIONS

8.1      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.2      BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

         This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

8.3      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):


         If to Employer:

                  Newmark Home Corporation
                  1200 Soldiers Field Drive
                  Sugar Land, TX 77479
                  Facsimile No.:  281/243-0132

                  With a copy to:

                  Holly A. Hubenak
                  Technical Olympic USA, Inc.
                  1200 Soldiers Field Drive
                  Sugar Land, TX 77479
                  Facsimile No.:  281/243-0116

         If to the Employee:

                  Mike Beckett
                  4731 Diamond Spring
                  Missouri City, Texas 77459

8.4      ENTIRE AGREEMENT; AMENDMENTS

         Employee and Employer have entered into a Mutual Agreement to Arbitrate Claims (the "Arbitration Agreement") incorporated herein for all purposes as if set forth in full. This Agreement, together with the Arbitration Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Employment Agreement dated November 1, 1996 between Employer and Employee. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

8.5      GOVERNING LAW

         This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

8.6      SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    "EMPLOYER"

                                    NEWMARK HOME CORPORATION



                                    By:  /s/ Lonnie M. Fedrick
                                        ---------------------------------------
                                    Name:  Lonnie M. Fedrick
                                    Title:    President/Chief Executive Officer

                                    "EMPLOYEE"


                                    /s/ Mike Beckett
                                    -------------------------------------------
                                    MIKE BECKETT